Dice Holdings, Inc. Reports Fourth Quarter and Full Year 2010 Results

•	Revenues increased 42% year-over-year to $37.9 million; excluding acquisitions, revenues grew 32% year-over-year in the fourth quarter

•
Adjusted EBITDA increased 49% year-over-year in the fourth quarter of 2010 to $17.0 million, excluding $0.8 million of expenses related to the secondary offering (See “Notes Regarding the Use of Non-GAAP Financial Measures”)

•	Fourth quarter 2010 Cash flow from operations grew 93% year-over-year to $12.4 million

•	Net income grew 49% year-over-year to $5.7 million in the fourth quarter of 2010

•	Total debt outstanding reduced by $16.0 million in the fourth quarter of 2010; Company moves to net cash position of $4.2 million (See “Notes Regarding the Use of Non-GAAP Financial Measures”)

New York, New York, February 1, 2011 - Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized career websites for professional communities, today reported financial results for the quarter and year ended December 31, 2010.
Fourth Quarter Results
Revenues for the quarter ended December 31, 2010 totaled $37.9 million, an increase of 42% from $26.7 million in the comparable quarter of 2009. Strong recruitment activity and the ongoing shift of recruitment spend to specialty career sites are benefiting each of our specialized brands. In addition, the acquisitions of Rigzone and WorldwideWorker contributed revenues of $2.7 million in the fourth quarter of 2010. Excluding the impact of the two acquisitions, revenues increased 32% year-over-year. Currency translation from pound sterling to U.S. dollars negatively impacted revenues by $0.3 million from fourth quarter of 2009.
Operating income increased 50% to $10.9 million versus $7.2 million in the comparable quarter of 2009. The increase in operating income was a function of higher revenues partially offset by higher operating expenses. The increase in operating expenses was driven by higher sales compensation costs as a result of increased customer activity, increased investments in marketing and product development, as well as increased performance related compensation costs. In addition, General and administrative expenses included $0.8 million of costs related to the secondary offering the Company completed in December. The net increase in acquisition related contingencies of $0.5 million was driven primarily by an increase in Rigzone's estimated revenue performance for the earn-out period ending June 30, 2011.

Net income for the quarter ended December 31, 2010 increased 49% to $5.7 million from $3.9 million earned in the fourth quarter of 2009. Diluted earnings per share were $0.08 for the fourth quarter of 2010, as compared to diluted earnings per share of $0.06 in the comparable quarter a year ago. The impact of the increase in acquisition related contingencies and the costs related to the secondary offering the Company completed in December was $0.02 diluted earnings per share for the fourth quarter of 2010.

Net cash provided by operating activities for the quarter ended December 31, 2010 was $12.4 million, an increase of 93% from $6.4 million in the comparable quarter of 2009.

Adjusted EBITDA for the quarter ended December 31, 2010 was $17.0 million, an increase of 49% as compared with $11.4 million for the fourth quarter of 2009. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Operating Segment Results
As disclosed on September 30, 2010, the Company's reportable segments have been recast to reflect the current operating structure. Tech & Clearance (formerly DCS Online) had no change in the components, which are Dice.com and ClearanceJobs. The Finance segment now includes eFinancialCareers worldwide operations. The previous eFinancialCareers segment did not include results from eFinancialCareers North America. Energy is a new segment composed of WorldwideWorker and Rigzone. The Other segment contains AllHealthcareJobs and Targeted Job Fairs. Previous Other segment components WorldwideWorker and eFinancialCareeers North America have moved as previously noted. Through June 30, 2010, the Other reportable segment also included JobsintheMoney. All comparative periods have been recast to reflect the changes in reporting segments.
For the quarter ended December 31, 2010, Tech & Clearance segment revenues increased 28% year-over-year to $24.8 million or 65% of Dice Holdings' consolidated revenues. Growth was driven by a greater number of recruitment package customers served at Dice.com, as well as a 7% increase in the average monthly revenue those customers generated. In addition, ClearanceJobs revenues increased 34% year-over-year.
The Finance segment accounted for 26% of Dice Holdings' consolidated revenues in the fourth quarter of 2010. For the quarter ended December 31, 2010, eFinancialCareers revenues increased year-over-year 43% to $9.7 million. Currency translation from pound sterling to U.S. dollars negatively impacted revenues by $0.3 million from the fourth quarter 2009. Excluding the currency impact, Finance segment revenues grew 47% from the comparable quarter a year ago.
The Energy segment contributed $2.7 million in revenues in the quarter ended December 31, 2010. This segment consists of Rigzone (since the date of acquisition, August 11, 2010) and WorldwideWorker (since the date of acquisition, May 6, 2010).
The remaining businesses operated by Dice Holdings include AllHealthcareJobs (since the date of acquisition, June 10, 2009) and Targeted Job Fairs and are reported in the Other category. Other revenues increased 36% to $0.7 million for the quarter ended December 31, 2010 from the comparable 2009 period.

Full Year 2010 Operating Results
Revenues for the year ended December 31, 2010 totaled $129.0 million, as compared to $110.0 million in 2009, an increase of 17%. Strong results at eFinancialCareers and continued improvements in recruitment activity at Dice are the primary drivers of the increase. Currency translation from pound sterling to U.S. dollars negatively impacted revenues by $0.5 million in 2010, as compared to the previous year.
By segment, Tech & Clearance revenues increased 9% to $88.2 million for the year ended December 31, 2010. In the same period, Finance revenues grew 26% year-over-year to $33.7 million. Energy contributed revenues of $4.4 million since the acquisitions of WorldwideWorker and Rigzone. Other revenues increased 12% to $2.6 million.
Net income for the year ended December 31, 2010 increased 40% to $18.9 million, as compared to $13.5 million in the year ended December 31, 2009. Diluted earnings per share were $0.28 for the year ended December 31, 2010, a 40% increase from $0.20 diluted earnings per share earned in 2009.
For the year ended December 31, 2010, net cash provided by operating activities more than doubled to $47.1 million, as compared with $22.8 million in 2009. Adjusted EBITDA for the year ended December 31, 2010 was $52.1 million, a 5% increase from $49.6 million of Adjusted EBITDA in 2009. “Notes Regarding the Use of Non-GAAP Financial Measures.”
Balance Sheet
Deferred revenue at December 31, 2010 was $49.2 million compared to $44.7 million at September 30, 2010 and $33.9 million at December 31, 2009. The $15.3 million or 45% increase from December 31, 2009 is attributed to strong renewal rates on annual contracts and overall strong billings due to increased recruitment activity.
Net Cash, defined as cash and cash equivalents and marketable securities less total debt, was $4.2 million at

December 31, 2010, consisting of cash and cash equivalents and marketable securities of $45.2 million minus total debt of $41.0 million. This compares to a Net Debt balance of $14.8 million at September 30, 2010, consisting of total debt of $57.0 million minus cash and cash equivalents and marketable securities of $42.2 million. In the fourth quarter of 2010, the Company repaid $16.0 million of outstanding debt.
Recent Developments
During January 2011, the Company repaid an additional $6.0 million of outstanding debt under the revolving credit facility.
Management Comments
Scot Melland, Chairman, President and Chief Executive Officer, said, “The Company's strategy of building a portfolio of specialist job boards is proving to be successful. The fourth quarter was our strongest sales performance since early 2008; that momentum is encouraging as we head into 2011.” Mr. Melland continued, “Looking ahead, we expect to see moderate economic growth combined with improving job growth and higher employee turnover. These market conditions provide us with a meaningful opportunity to generate value for companies and recruiters. As such, we will be focusing our efforts on reaching out to new customers, increasing our presence in new regions around the world and expanding our global oil and gas recruiting service.”

Michael Durney, Senior Vice President, Finance and Chief Financial Officer, said, “Our financial performance clearly demonstrates the success of our strategic direction. We are benefiting from both strong organic growth - highlighted by a 43% increase at eFinancialCareers - and great initial results in our energy business. This consistent performance is highlighted by our fifth straight quarter of deferred revenue growth and our continued strong cash flow.” Mr. Durney added, “Our goal for 2011 is to deliver even higher revenues with a more diverse portfolio of online recruiting brands, while driving higher profitability.”

Business Outlook
The Company is providing a current, point-in-time view of estimated financial performance based on what it sees as of February 1, 2011 for the quarter ending March 31, 2011 and the year ending December 31, 2011. The Company's actual performance will vary based on a number of factors including those that are outlined in our Annual Report on Form 10-K for the year ended December 31, 2009, in the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our quarterly reports on Form 10-Q.

	Quarter ending March 31, 2011	Year ending December 31, 2011
Revenues	$39 mm	$172 mm
Year/Year Increase in Revenues	46%	33%

Estimated Contribution by Segment
Tech & Clearance	65%	65%
Finance	25%	25%
Energy	8%	8%
Other	2%	2%

Sales & Marketing expense	$15 mm	$57 mm

Adjusted EBITDA	$14 mm	$71 mm

Depreciation and amortization	$4.0 mm	$15.5 mm
Non-cash stock compensation expense	$1.5 mm	$ 5.5 mm
Interest expense, net	$0.5 mm	$ 2.0 mm
Income taxes	$2.9 mm	$17.3 mm

Net income	$5.1 mm	$30.7 mm

Adjusted EBITDA Margin	36%	41%

Fully diluted share count	70 mm	71 mm

Conference Call Information
The Company will host a conference call to discuss fourth quarter 2010 results today at 8:30 a.m. Eastern time.  Hosting the call will be Scot W. Melland, Chairman, President and Chief Executive Officer, and Michael P. Durney, Senior Vice President, Finance and Chief Financial Officer.
The conference call can be accessed live over the phone by dialing 866-271-0675 or for international callers by dialing 617-213-8892; the participant passcode is 73479695. A replay will be available two hours after the call and can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers; the replay passcode is 58113024. The replay will be available until February 8, 2011.

The call will also be webcast live from the Company's website at www.diceholdingsinc.com under the Investor Relations section.

Upcoming Investor Conference
The Company will present on Wednesday, February 9, 2011 at the Stifel Nicolaus Technology, Communications & Internet Conference 2011 in San Francisco, California. The presentation will begin at 2:05 PM Pacific time/5:05 PM Eastern time. Investors and interested parties may listen to a live webcast of the presentation by visiting the Company's website at www.diceholdingsinc.com under the Investor Relations section.

Investor Contact:
Jennifer Bewley
Director, Investor Relations
Dice Holdings, Inc.
212-448-4181
ir@dice.com

Media Contact:
Makovsky + Company
Kona Luseni
212-508-9684
kluseni@makovsky.com

About Dice Holdings, Inc.
Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized career websites for professional communities, including technology and engineering, financial services, energy, healthcare, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, the Middle East, Asia and Australia.

Notes Regarding the Use of Non-GAAP Financial Measures

Dice Holdings, Inc. (the “Company”) has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States ("GAAP") and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”), free cash flow, net cash and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company's management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.
Adjusted EBITDA
Adjusted EBITDA is a metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Credit Agreement, represents net income (loss) plus (to the extent deducted in calculating such net income (loss)) interest expense, income tax expense, depreciation and amortization, non-cash stock option expenses, losses resulting from certain dispositions outside the ordinary course of business, certain writeoffs in connection with indebtedness, impairment charges with respect to long-lived assets, expenses incurred in connection with an equity offering, extraordinary or non-recurring non-cash expenses or losses, transaction costs in connection with the Credit Agreement up to $250,000, deferred revenues written off in connection with acquisition purchase accounting adjustments, writeoff of non-cash stock compensation expense, and business interruption insurance proceeds, minus (to the extent included in calculating such net income (loss)) non-cash income or gains, interest income, and any income or gain resulting from certain dispositions outside the ordinary course of business.
We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.
We present Adjusted EBITDA because covenants in our Credit Agreement contain ratios based on this measure. Our Credit Agreement is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Credit Agreement that are based on Adjusted EBITDA may be violated and could cause a default and acceleration of payment obligations under our Credit Agreement.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.
Free Cash Flow
We define free cash flow as net cash provided by operating activities minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period.
Net Cash/Net Debt
Net Cash is defined as cash and cash equivalents and marketable securities less total debt. Net Debt is defined as total debt less cash and cash equivalents and marketable securities. We consider Net Cash and Net Debt to be important measures of liquidity and indicators of our ability to meet ongoing obligations. We also use Net Cash and Net Debt, among other measures, in evaluating our choices for capital deployment. Net Cash and Net Debt presented herein are non-GAAP measures and may not be comparable to similarly titled measures used by other companies.
Forward-Looking Statements
This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions, including without limitation statements under the heading “Management's Discussion and Analysis of Financial Condition and Results of Operations.” These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors in the highly competitive developing market in which we operate, failure to adapt our business model to keep pace with rapid changes in the recruiting and career services business, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, the failure to attract qualified professionals to our websites or grow the number of qualified professionals who use our websites, the failure to successfully identify or integrate acquisitions, U.S. and foreign government regulation of the Internet and taxation, our ability to borrow funds under our revolving credit facility or refinance our indebtedness and restrictions on our current and future operations under our credit facility. These factors and others are discussed in more detail in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our quarterly reports on Form 10-Q, all of which are available on the Investor Relations page of our website at www.diceholdingsinc.com.
You should keep in mind that any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share amounts)

	For the three months ended December 31,		For the year ended December 31,
	2010	2009	2010	2009

Revenues	$37,889	$26,680	$128,997	$109,991

Operating expenses:
Cost of revenues	2,600	1,931	9,573	7,501
Product development	2,132	980	6,747	3,866
Sales and marketing	11,696	9,061	44,183	35,241
General and administrative	6,129	4,008	20,736	18,857
Depreciation	1,040	929	4,122	3,715
Amortization of intangible assets	2,913	2,540	11,431	14,270
Change in acquisition related contingencies	528	—	47	—
Total operating expenses	27,038	19,449	96,839	83,450
Operating income	10,851	7,231	32,158	26,541
Interest expense	(569)	(1,631)	(3,376)	(6,801)
Deferred financing cost write-off	—	—	(1,388)	—
Interest income	24	40	112	213
Gain from interest rate hedges	—	454	216	1,505
Other expense	(4)	(77)	(4)	(77)
Income before income taxes	10,302	6,017	27,718	21,381
Income tax expense	4,558	2,162	8,819	7,890
Net income	$5,744	$3,855	$18,899	$13,491

Basic earnings per share	$0.09	$0.06	$0.30	$0.22
Diluted earnings per share	$0.08	$0.06	$0.28	$0.20

Weighted average basic shares outstanding	63,479	62,323	62,665	62,266
Weighted average diluted shares outstanding	68,904	66,835	67,926	66,074

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income	$5,744	$3,855	$18,899	$13,491
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	1,040	929	4,122	3,715
Amortization of intangible assets	2,913	2,540	11,431	14,270
Deferred income taxes	295	(889)	(2,026)	(4,750)
Amortization of deferred financing costs	114	208	676	833
Write-off of deferred financing costs	—	—	1,388	—
Share based compensation	896	683	3,589	5,090
Change in acquisition related contingencies	528	—	47	—
Change in accrual for unrecognized tax benefits	118	54	(1,384)	478
Other, net	(159)	(454)	(375)	(1,505)
Changes in operating assets and liabilities:
Accounts receivable	(3,800)	(3,222)	(3,904)	1,631
Prepaid expenses and other assets	402	456	(76)	405
Accounts payable and accrued expenses	1,188	656	4,372	(1,087)
Income taxes receivable/payable	(1,472)	(867)	(2,041)	(2,182)
Deferred revenue	4,642	2,314	12,582	(7,332)
Payments to reduce interest rate hedge agreements	—	—	(333)	(514)
Other, net	(33)	175	101	258
Net cash from operating activities	12,416	6,438	47,068	22,801
Cash flows from investing activities:
Purchases of fixed assets	(1,212)	(908)	(4,626)	(2,988)
Purchases of marketable securities	—	(1,088)	(2,442)	(2,838)
Maturities and sales of marketable securities	1,325	500	4,436	5,000
Payments for acquisitions, net of cash acquired	—	—	(43,796)	(2,690)
Net cash from investing activities	113	(1,496)	(46,428)	(3,516)
Cash flows from financing activities:
Payments on long-term debt	(16,000)	(300)	(78,300)	(33,200)
Proceeds from long-term debt	—	—	69,000	2,000
Proceeds from sale of common stock	11,043	—	11,043	—
Purchase of treasury stock related to option exercises	(11,043)	—	(11,043)	—
Financing costs paid	(158)	—	(1,608)	—
Proceeds from stock option exercises	3,616	7	4,307	12
Excess tax benefit over book expense from stock options exercised	4,698	4	4,832	18
Net cash from financing activities	(7,844)	(289)	(1,769)	(31,170)
Effect of exchange rate changes	(296)	(351)	(766)	1,666
Net change in cash and cash equivalents for the period	4,389	4,302	(1,895)	(10,219)
Cash and cash equivalents, beginning of period	38,641	40,623	44,925	55,144
Cash and cash equivalents, end of period	$43,030	$44,925	$43,030	$44,925

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

ASSETS	December 31, 2010	December 31, 2009
Current assets
Cash and cash equivalents	$43,030	$44,925
Marketable securities	2,166	4,214
Accounts receivable, net	16,921	11,336
Deferred income taxes - current	1,691	812
Income taxes receivable	3,019	906
Prepaid and other current assets	1,659	1,360
Total current assets	68,486	63,553
Fixed assets, net	5,674	5,719
Acquired intangible assets, net	66,500	48,536
Goodwill	176,406	142,638
Deferred financing costs, net	1,418	1,875
Other assets	238	234
Total assets	$318,722	$262,555
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$13,801	$9,930
Deferred revenue	49,224	33,909
Current portion of acquisition related contingencies	10,144	275
Current portion of long-term debt	4,000	1,000
Income taxes payable	735	601
Total current liabilities	77,904	45,715
Long-term debt	37,000	49,300
Deferred income taxes - non-current	18,807	10,886
Interest rate hedge liability - non-current	—	550
Accrual for unrecognized tax benefits	4,394	5,778
Acquisition related contingencies	1,226	588
Other long-term liabilities	1,164	1,118
Total liabilities	140,495	113,935
Total stockholders' equity	178,227	148,620
Total liabilities and stockholders' equity	$318,722	$262,555

Supplemental Information and Non-GAAP Reconciliations
On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. A statement of operations and statement of cash flows for the quarter and year ended December 31, 2010 and a balance sheet for the period ended are provided elsewhere in this press release. Supplemental schedules provided include:

Quarterly Adjusted EBITDA Reconciliation
A reconciliation of Adjusted EBITDA for the quarters and years ended December 31, 2010 and 2009 is provided. This information provides the reader with the information we believe is necessary to analyze the Company.

Non-GAAP and Quarterly Supplemental Data
On this schedule, the Company provides certain non-GAAP information as of and for the quarters and years ended December 31, 2010 and 2009 that we believe is useful to understanding the business operations of the Company.

DICE HOLDINGS, INC.
QUARTERLY ADJUSTED EBITDA RECONCILIATIONS
(Unaudited)
(in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2010	2009	2010	2009

Reconciliation of Net Income to Adjusted EBITDA:
Net income	$5,744	$3,855	$18,899	$13,491
Interest expense	569	1,631	3,376	6,801
Deferred financing cost write-off	—	—	1,388	—
Interest income	(24)	(40)	(112)	(213)
Income tax expense	4,558	2,162	8,819	7,890
Depreciation	1,040	929	4,122	3,715
Amortization of intangible assets	2,913	2,540	11,431	14,270
Gain on interest rate hedges	—	(454)	(216)	(1,505)
Change in acquisition related contingencies	528	—	47	—
Other expense	4	77	4	77
Non-cash stock compensation expense	896	683	3,589	5,090
Expenses incurred with equity offering	750	—	750	—
Adjusted EBITDA	$16,978	$11,383	$52,097	$49,616

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$12,416	$6,438	$47,068	$22,801
Interest expense	569	1,631	3,376	6,801
Amortization of deferred financing costs	(114)	(208)	(676)	(833)
Interest income	(24)	(40)	(112)	(213)
Income tax expense	4,558	2,162	8,819	7,890
Deferred income taxes	(295)	889	2,026	4,750
Change in accrual for unrecognized tax benefits	(118)	(54)	1,384	(478)
Change in accounts receivable	3,800	3,222	3,904	(1,631)
Change in deferred revenue	(4,642)	(2,314)	(12,582)	7,332
Changes in working capital and other	828	(343)	(1,110)	3,197
Adjusted EBITDA	$16,978	$11,383	$52,097	$49,616

DICE HOLDINGS, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA
(Unaudited)
(dollars in thousands except per customer data)

	For the three months ended December 31,		For the year ended December 31,
	2010	2009	2010	2009
Revenues by Segment
Tech & Clearance	$24,772	$19,369	$88,206	$80,918
Finance	9,671	6,782	33,730	26,734
Energy	2,725	—	4,440	—
Other	721	529	2,621	2,339
	$37,889	$26,680	$128,997	$109,991
Percentage of Revenues by Segment
Tech & Clearance	65.4%	72.6%	68.4%	73.6%
Finance	25.5%	25.4%	26.1%	24.3%
Energy	7.2%	n.a.	3.5%	n.a.
Other	1.9%	2.0%	2.0%	2.1%
	100.0%	100.0%	100.0%	100.0%

Sales and Marketing Expense	$11,696	$9,061	$44,183	$35,241
Sales and Marketing Expense as a Percentage of Revenue	30.9%	34.0%	34.3%	32.0%

Adjusted EBITDA (3)	$16,978	$11,383	$52,097	$49,616
Adjusted EBITDA Margin	44.8%	42.7%	40.4%	45.1%

Net cash provided by operating activities	$12,416	$6,438	$47,068	$22,801
Purchases of fixed assets	(1,212)	(908)	(4,626)	(2,988)
Free Cash Flow	$11,204	$5,530	$42,442	$19,813

Deferred Revenue (end of period)	$49,224	$33,909	n.a.	n.a.

Dice.com Recruitment Package Customers
Beginning of period	7,050	6,300	5,900	7,600
End of period	7,000	5,900	7,000	5,900
Average for the period (1)	7,150	6,250	6,700	6,600

Dice.com Average Monthly Revenue per Recruitment Package Customer (2)	$867	$808	n.a.	n.a.

Segment Definitions:
Tech & Clearance: Dice.com and ClearanceJobs
Finance: eFinancialCareers worldwide
Energy: Rigzone (from acquisition, August 2010) and WorldwideWorker (from acquisition, May 2010)
Other: AllHealthcareJobs (from acquisition, June 2009), Targeted Job Fairs, and JobsintheMoney (through June 2010)

(1) Reflects the daily average of recruitment package customers during the period.
(2) Reflects simple average of three months in each quarterly period.
(3) Excludes costs from the secondary offering of common stock of approximately $750,000 for the quarter and year ended December 31, 2010.